EXHIBIT 99.1

McGrath RentCorp Announces Results for First Quarter 2016

Rental revenues increase 2%
Net income down 4%
EPS increases 4% to $0.27 for the quarter

LIVERMORE, Calif., May 03, 2016 (GLOBE NEWSWIRE) -- McGrath RentCorp (NASDAQ:MGRC) (the “Company”), a diversified business-to-business rental company, today announced total revenues for the quarter ended March 31, 2016 of $93.7 million, an increase of 4%, compared to $90.2 million in the first quarter of 2015.  The Company reported net income of $6.6 million, or $0.27 per diluted share for the first quarter of 2016, compared to net income of $6.8 million, or $0.26 per diluted share, in the first quarter of 2015.

In March 2016, the Company secured a new line of credit with a syndicate of banks.  This new line of credit replaced the Company’s prior $420.0 million line of credit.  As a result, the remaining $0.5 million of prepaid debt issuance costs related to the prior line of credit were charged to interest expense during the three months ended March 31, 2016, which reduced net income by $0.3 million and earnings per diluted share by approximately $0.01.

Dennis Kakures, President and CEO of McGrath RentCorp, made the following comments regarding these results and future expectations:

“Our first quarter results were mixed. Our historically largest earnings engine and still recovering modular division largely offset significant weakness in our crude oil sensitive liquid and solid containment rental business, with our electronics division having flat year over year results.

Modular division-wide rental revenues for the quarter increased $4.7 million, or 18%, to $31.2 million from a year ago.  This is the twelfth consecutive year over year quarterly rental revenue increase.  During the first quarter, we experienced a 14% increase in division-wide year over year first month’s rental revenue bookings for modular buildings with a 31% increase in California and 2% outside of the state.  Modular division average rental equipment utilization based on original acquisition cost for the quarter increased to 76.1% compared to 74.2% a year ago.  This is our highest first quarter utilization level since the first quarter of 2009. Modular division EBIT, or income from operations, for the quarter increased to $8.2 million, or by 88%, from the same period a year ago.  Gross margin on rental revenues increased to 53% for the quarter from 47% last year driven primarily by higher rental revenues with flat year over year building preparation costs.  EBIT margin increased to 18% for the quarter compared to just 11% in 2015 primarily driven by improved rental metrics, including higher gross profit on rental related services, partially offset by higher SG&A expenses chiefly to support growth in modular division business activity levels.

Mobile Modular Portable Storage continued to make good progress during the first quarter in building its customer following, increasing booking levels and growing rental revenues from a year ago.  First month’s rent booking levels and rental revenues for the first quarter grew by 21% and 29%, respectively, from the same period a year ago.  We are working hard to make each of our portable storage operating geographies increasingly successful.  We are on track towards building a meaningful sized storage container rental business with attractive operating metrics.

Rental revenues for TRS-RenTelco, our electronics division, declined by $1.2 million for the quarter, or by 5%, to $20.9 million from a year ago.  The year over year reduction in rental revenues was driven primarily by lower communication test equipment business activity and a more competitive environment.  In fact, communications test equipment rental revenues declined by approximately 14% for the quarter compared to the same period a year ago.  General-purpose related test equipment rental revenues improved by approximately 5% year over year.  Average equipment utilization was 59.6% for the first quarter, compared to 59.9% for the same period in 2015.  Average rental rates declined for the quarter to 4.49% from 4.66% a year ago, primarily due to the business activity mix shift from communications to general-purpose test equipment as well as a more competitive communications test equipment marketplace.  EBIT for the quarter was flat at $5.2 million as the 5% reduction in rental revenue was offset by lower rental equipment depreciation and SG&A expenses compared to a year ago.  Our electronics management and sales teams have done an excellent job in a softer test equipment rental environment in selling lower utilized rental equipment to reduce depreciation expense as well as to hold costs down in other operating areas.

Rental revenues at Adler Tank Rentals, our liquid and solid containment tank and box division, declined by $2.5 million for the quarter, or 15%, to $14.4 million from a year ago.  Average utilization and total original acquisition cost of rental equipment were 50.3% and $308 million, respectively, for the quarter compared to 61.1% and $300 million a year ago.  First quarter average equipment on rent declined to $155 million from $184 million a year ago, and from $166 million during the fourth quarter of 2015. Average monthly rental rates were flat year over year; however, this was due to the change in the mix of utilized rental assets with lower rental rate tank assets decreasing and higher rental rate box inventory increasing.  Without the decrease in utilization of tank assets, overall rental rates would have been lower year over year.  The reductions in both utilization and rental rates from a year ago are directly related to lower crude oil prices and the significant decline in wellhead related drilling and completions activity. Upstream oil and natural gas rental revenue declined from 19% of total Adler rental revenues in the first quarter of 2015 to 11% for the same period in 2016.  These dynamics have put increasing downward pressure on 21K multi-purpose tank utilization and rental rates in upstream, midstream and downstream energy sectors, as well as in other market verticals. EBIT for the quarter decreased $3.4 million, or 67%, to $1.7 million from a year ago.  The higher percentage decrease in EBIT at 67% as compared to rental revenues at 15% was primarily a result of higher equipment depreciation and SG&A expenses as a percentage of rental revenues of 28% and 50%, respectively, from 23% and 41% a year ago.  We remain very cautious in our outlook for our liquid and solid containment rental business for the foreseeable future as market forces drive a material reset of both the oil and natural gas industries.

We entered 2016 with many unknowns and forecasting challenges regarding the crude oil and natural gas industries’ evolving structural changes and their near-term impact to our liquid and solid containment rental business.  Our first quarter results for Adler Tank Rentals are reflective of just how challenging an environment we are facing.  On the positive side, our modular business is recovering nicely with a long runway of increasing earnings potential in front of it, including the very important California education market.  We are also turning on a high-powered lens on return on invested capital (ROIC) for each of our businesses and should see benefits in 2017 and beyond (Please see my remarks on this topic in this year’s Letter to Shareholders).  Our focus is to deploy less capital, and more selectively, for new rental assets over the next few years until we see sustainable higher ROIC levels.”

All comparisons presented below are for the quarter ended March 31, 2016 to the quarter ended March 31, 2015 unless otherwise indicated.

MOBILE MODULAR

For the first quarter of 2016, the Company’s Mobile Modular division reported a $3.8 million increase in income from operations, or 88%, to $8.2 million. Rental revenues increased 18% to $31.2 million, depreciation expense increased 12% to $5.1 million and other direct costs increased $0.1 million to $9.6 million, which resulted in an increase in gross profit on rental revenues of 34% to $16.5 million.  Rental related services revenues increased 23% to $11.2 million, with gross profit on rental related services revenues increasing 38% to $3.2 million. Sales revenues decreased 19% to $2.6 million, with gross profit on sales revenues flat at $0.9 million, primarily due to lower used equipment sales in the first quarter of 2016.  Selling and administrative expenses increased 10% to $12.5 million, primarily due to increased salaries and employee benefit costs and higher allocated corporate expenses.

TRS-RENTELCO

For the first quarter of 2016, the Company’s TRS-RenTelco division income from operations was flat at $5.2 million.  Rental revenues decreased 5% to $20.9 million, depreciation expense decreased 8% to $9.4 million and other direct costs increased 7% to $3.6 million, which resulted in a decrease in gross profit on rental revenues of 8% to $7.9 million.  Sales revenues increased 18% to $5.8 million.  Gross profit on sales revenues increased 5% to $2.5 million, with gross margin percentage decreasing to 43% from 49%, primarily due to lower gross margins on used equipment sales in the first quarter of 2016. Selling and administrative expenses decreased 5% to $5.8 million, primarily due to lower marketing and administrative expenses.

ADLER TANKS

For the first quarter of 2016, the Company’s Adler Tanks division reported a $3.4 million decrease in income from operations, or 67%, to $1.7 million.  Rental revenues decreased 15% to $14.4 million, depreciation expense increased 1% to $4.0 million and other direct costs increased 15% to $2.6 million, which resulted in a decrease in gross profit on rental revenues of 27% to $7.8 million.  Rental related services revenues were flat at $5.6 million, with gross profit on rental related services decreasing 12% to $1.0 million. Selling and administrative expenses increased 5% to $7.3 million, primarily due to increased employee headcount and higher salaries and benefit costs.

OTHER HIGHLIGHTS

  Debt decreased $15.5 million during the quarter to $365.8 million, with the Company’s funded debt (notes payable) to equity ratio decreasing from 1.00 to 1 at December 31, 2015 to 0.96 to 1 at March 31, 2016.  As of March 31, 2016, the Company had capacity to borrow an additional $226.1 million under its lines of credit.
  Dividend rate increased 2% to $0.255 per share for the first quarter of 2016 compared to the first quarter of 2015. On an annualized basis, this dividend represents a 4.2% yield on the May 2, 2016 close price of $24.47 per share.
  Adjusted EBITDA increased 2% to $36.1 million for the first quarter of 2016 compared to the first quarter of 2015.  At March 31, 2016, the Company’s ratio of funded debt to the last twelve months actual Adjusted EBITDA was 2.22 to 1, compared to 2.32 to 1 at December 31, 2015.  Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization and share-based compensation.  A reconciliation of net income to Adjusted EBITDA and Adjusted EBITDA to net cash provided by operating activities can be found at the end of this release.

This press release should be read in conjunction with the financial statements and notes thereto included in the Company’s latest Forms 10-K, 10-Q and other SEC filings.  Please visit the Company’s web site at www.mgrc.com to access information on McGrath RentCorp, including the latest Forms 10-K, 10-Q and other SEC filings.

FINANCIAL OUTLOOK

The Company reconfirms its expectation that total Company operating profit, adjusted EBITDA and earnings per diluted share for fiscal year 2016 will be comparable to 2015 results.

ABOUT MCGRATH RENTCORP

Founded in 1979, McGrath RentCorp is a diversified business-to-business rental company.  The Company’s Mobile Modular division rents and sells modular buildings to fulfill customers’ temporary and permanent classroom and office space needs in California, Texas, Florida, and the Mid-Atlantic from Washington D.C. to Georgia.  The Company’s TRS-RenTelco division rents and sells electronic test equipment and is one of the leading rental providers of general purpose and communications test equipment in the Americas.  The Company’s Adler Tank Rentals subsidiary rents and sells containment solutions for hazardous and nonhazardous liquids and solids with operations today serving key markets throughout the United States.  In 2008, the Company entered the portable storage container rental business under the trade name Mobile Modular Portable Storage.  Today, the business is located in the key markets of California, Texas, Florida, Northern Illinois, New Jersey and most recently entered the North Carolina region.  For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com
Tanks and Boxes – www.adlertankrentals.com
Modular Buildings – www.mobilemodular.com
Portable Storage – www.mobilemodularcontainers.com
Electronic Test Equipment – www.trs-rentelco.com
School Facilities Manufacturing – www.enviroplex.com

CONFERENCE CALL NOTE

As previously announced in its press release of April 12, 2016, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on May 3, 2016 to discuss the first quarter 2016 results.  To participate in the teleconference, dial 1-888-655-3290 (in the U.S.), or 1-484-895-1592 (outside the U.S.), or visit the investor relations section of the Company’s website at www.mgrc.com. Telephone replay of the call will be available for 7 days following the call by dialing 1-855-859-2056 (in the U.S.), or 1-404-537-3406 (outside the U.S.).  The pass code for the call replay is 87501814. In addition, a live audio webcast and replay of the call may be found in the investor relations section of the Company’s website at http://mgrc.com/Investor/EventsAndArchive.

FORWARD-LOOKING STATEMENTS

Statements in this press release which are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, regarding McGrath RentCorp’s business strategy, future operations, financial position, estimated revenues or losses, projected costs, prospects, plans and objectives are forward looking statements.  These forward-looking statements appear in a number of places and can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “future,” “intend,” “hopes,” “goals” or “certain” or the negative of these terms or other variations or comparable terminology.  In particular, the statements made in this press release about the following topics are forward looking statements: optimism about the Company’s ability to build a meaningful sized storage container rental business with attractive operating metrics; recovery of the Company’s modular business with a long runway of increasing earnings potential, including in the California education market; ROIC analysis of the Company’s businesses generating benefits in 2017 and beyond; the Company’s focus on deploying less capital and more selectively, for new rental assets over the next few years until achievement of sustainable higher ROIC levels; and reconfirmation that the Company’s operating profit, adjusted EBITDA and earnings per diluted share will be comparable to 2015 in the section entitled “Financial Outlook.”

Management cautions that forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected in such forward-looking statements including, without limitation, the following:  the extent of and timetable for the recovery underway in our modular building division, particularly in California; the state of the wireless communications network upgrade environment; the utilization levels of our Adler Tanks liquid and sold containment tank and box rental assets; the potential for continuing softness in communications test equipment rental demand in our electronics division; the extent of economic recovery, particularly in California, including the impact on funding for school facility projects and residential and commercial construction sectors; our ability to manage our capital expenditures and reduce operating costs in a timely manner in response to market challenges in our various business segments; our customers’ need and ability to rent our products; failure by third parties to manufacture and deliver our products in a timely manner and to our specifications; our ability to successfully integrate and operate acquisitions, as well as manage expansions; our ability to effectively manage our rental assets; the risk that we may be subject to litigation under environmental, health and safety and product liability laws and claims from employees, vendors and other third parties; effect on our businesses from reductions to the price of oil or gas or the volatility of the oil industry generally; new or modified statutory or regulatory requirements; success of our strategic growth initiatives; success of our ROIC analysis for our business segments; risks associated with doing business with government entities; seasonality of our businesses; intense industry competition including increasing price pressure; our ability to timely deliver, install and redeploy our rental products; significant increases in raw materials, labor, and other costs; and risks associated with operating internationally.

Our future business, financial condition and results of operations could differ materially from those anticipated by such forward-looking statements and are subject to risks and uncertainties including the risks set forth above, those discussed in Part II—Item 1A “Risk Factors” and elsewhere in our Form 10-K for the year ended December 31, 2015, and those that may be identified from time to time in our reports and registration statements filed with the SEC.  Forward-looking statements are made only as of the date of this press release and are based on management’s reasonable assumptions; however, these assumptions can be wrong or affected by known or unknown risks and uncertainties.  Readers should not place undue reliance on these forward-looking statements and are cautioned that any such forward-looking statements are not guarantees of future performance.  Except as otherwise required by law, we do not undertake any duty to update any of the forward-looking statements after the date of this press release to conform such statements to actual results or to changes in our expectations.

MCGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended March 31,
(amounts in thousands, except per share amounts)	2016	2015

Revenues
Rental	$66,532	$65,502
Rental related services	17,591	15,367
Rental operations	84,123	80,869
Sales	9,034	8,787
Other	542	532
Total revenues	93,699	90,188

Costs and Expenses
Direct costs of rental operations:
Depreciation of rental equipment	18,540	18,682
Rental related services	13,180	11,899
Other	15,827	15,211
Total direct costs of rental operations	47,547	45,792
Costs of sales	5,497	5,309
Total costs of revenues	53,044	51,101
Gross profit	40,655	39,087
Selling and administrative expenses	26,397	25,212
Income from operations	14,258	13,875
Other income (expenses):
Interest expense	(3,556)	(2,391)
Foreign currency exchange gain (loss)	151	(168)
Income before provision for income taxes	10,853	11,316
Provision for income taxes	4,287	4,470
Net income	$6,566	$6,846

Earnings per share:
Basic	$0.28	$0.26
Diluted	$0.27	$0.26
Shares used in per share calculation:
Basic	23,862	26,091
Diluted	23,911	26,276

Cash dividend declared per share	$0.255	$0.250

MCGRATH RENTCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,	December 31,
(in thousands)	2016	2015

Assets
Cash	$1,062	$1,103
Accounts receivable, net of allowance for doubtful accounts of $2,305 in 2016 and $2,087 in 2015	91,883	95,263
Income taxes receivable	—	11,000
Rental equipment, at cost:
Relocatable modular buildings	747,475	736,875
Electronic test equipment	260,324	262,945
Liquid and solid containment tanks and boxes	309,823	310,263
	1,317,622	1,310,083
Less accumulated depreciation	(450,407)	(440,482)
Rental equipment, net	867,215	869,601
Property, plant and equipment, net	108,532	109,753
Prepaid expenses and other assets	26,607	28,556
Intangible assets, net	9,248	9,465
Goodwill	27,808	27,808
Total assets	$1,132,355	$1,152,549
Liabilities and Shareholders’ Equity
Liabilities:
Notes payable	$365,772	$381,281
Accounts payable and accrued liabilities	64,045	71,942
Deferred income	36,824	36,288
Deferred income taxes, net	285,202	283,351
Total liabilities	751,843	772,862
Shareholders’ equity:
Common stock, no par value - Authorized 40,000 shares
Issued and outstanding - 23,880 shares as of March 31, 2016 and 23,851 shares as of December 31, 2015	101,485	101,046
Retained earnings	279,152	278,708
Accumulated other comprehensive loss	(125)	(67)
Total shareholders’ equity	380,512	379,687
Total liabilities and shareholders’ equity	$1,132,355	$1,152,549

MCGRATH RENTCORP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2016	2015
Cash Flows from Operating Activities:
Net income	$6,566	$6,846
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,860	20,906
Provision for doubtful accounts	498	333
Share-based compensation	856	931
Gain on sale of used rental equipment	(2,966)	(2,869)
Foreign currency exchange loss (gain)	(151)	168
Change in:
Accounts receivable	2,882	11,600
Income taxes receivable	11,000	—
Prepaid expenses and other assets	1,949	6,124
Accounts payable and accrued liabilities	(4,249)	(6,421)
Deferred income	536	220
Deferred income taxes	1,851	(3,218)
Net cash provided by operating activities	39,632	34,620
Cash Flows from Investing Activities:
Purchases of rental equipment	(22,814)	(29,974)
Purchases of property, plant and equipment	(881)	(3,005)
Proceeds from sale of used rental equipment	6,098	6,111
Net cash used in investing activities	(17,597)	(26,868)
Cash Flows from Financing Activities:
Net repayments under bank lines of credit	(15,522)	(1,555)
Amortization of debt issuance cost	13	13
Proceeds from the exercise of stock options	37	958
Excess tax benefit (shortfall) from exercise of stock awards	(111)	19
Taxes paid related to net share settlement of stock awards	(344)	(582)
Repurchase of common stock	—	(377)
Payment of dividends	(6,136)	(6,639)
Net cash used in financing activities	(22,063)	(8,163)
Effect of foreign currency exchange rate changes on cash	(13)	21
Net decrease in cash	(41)	(390)
Cash balance, beginning of period	1,103	1,167
Cash balance, end of period	$1,062	$777
Supplemental Disclosure of Cash Flow Information:
Interest paid, during the period	$2,986	$2,008
Net income taxes paid, during the period	$706	$316
Dividends accrued during the period, not yet paid	$6,120	$6,552
Rental equipment acquisitions, not yet paid	$3,752	$10,220

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three months ended March 31, 2016
(dollar amounts in thousands)	Mobile Modular	TRS-RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$31,155	$20,928	$14,449	$—	$66,532
Rental related services	11,205	784	5,602	—	17,591
Rental operations	42,360	21,712	20,051	—	84,123
Sales	2,647	5,834	405	148	9,034
Other	77	438	27	—	542
Total revenues	45,084	27,984	20,483	148	93,699

Costs and Expenses
Direct costs of rental operations:
Depreciation	5,126	9,388	4,026	—	18,540
Rental related services	7,990	636	4,554	—	13,180
Other	9,561	3,639	2,627	—	15,827
Total direct costs of rental operations	22,677	13,663	11,207	—	47,547
Costs of sales	1,754	3,305	334	104	5,497
Total costs of revenues	24,431	16,968	11,541	104	53,044

Gross Profit
Rental	16,468	7,901	7,796	—	32,165
Rental related services	3,215	148	1,048	—	4,411
Rental operations	19,683	8,049	8,844	—	36,576
Sales	893	2,529	71	44	3,537
Other	77	438	27	—	542
Total gross profit	20,653	11,016	8,942	44	40,655
Selling and administrative expenses	12,462	5,797	7,262	876	26,397
Income from operations	$8,191	$5,219	$1,680	$(832)	14,258
Interest expense					(3,556)
Foreign currency exchange gain					151
Provision for income taxes					(4,287)
Net income					$6,566

Other Information
Average rental equipment [1]	$709,160	$260,835	$307,596
Average monthly total yield [2]	1.46%	2.67%	1.57%
Average utilization [3]	76.1%	59.6%	50.3%
Average monthly rental rate [4]	1.93%	4.49%	3.11%

  Average rental equipment represents the cost of rental equipment excluding accessory equipment.  For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.
  Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
  Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.
  Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

MCGRATH RENTCORP
BUSINESS SEGMENT DATA (unaudited)
Three months ended March 31, 2015
(dollar amounts in thousands)	Mobile Modular	TRS-RenTelco	Adler Tanks	Enviroplex	Consolidated

Revenues
Rental	$26,408	$22,111	$16,983	$—	$65,502
Rental related services	9,103	656	5,608	—	15,367
Rental operations	35,511	22,767	22,591	—	80,869
Sales	3,260	4,940	275	312	8,787
Other	113	387	32	—	532
Total revenues	38,884	28,094	22,898	312	90,188

Costs and Expenses
Direct costs of rental operations:
Depreciation	4,561	10,152	3,969	—	18,682
Rental related services	6,781	698	4,420	—	11,899
Other	9,525	3,395	2,291	—	15,211
Total direct costs of rental operations	20,867	14,245	10,680	—	45,792
Costs of sales	2,313	2,539	211	246	5,309
Total costs of revenues	23,180	16,784	10,891	246	51,101

Gross Profit (Loss)
Rental	12,322	8,564	10,723	—	31,609
Rental related services	2,322	(42)	1,188	—	3,468
Rental operations	14,644	8,522	11,911	—	35,077
Sales	947	2,401	64	66	3,478
Other	113	387	32	—	532
Total gross profit	15,704	11,310	12,007	66	39,087
Selling and administrative expenses	11,356	6,118	6,918	820	25,212
Income from operations	$4,348	$5,192	$5,089	$(754)	13,875
Interest expense					(2,391)
Foreign currency exchange loss					(168)
Provision for income taxes					(4,470)
Net income					$6,846

Other Information
Average rental equipment [1]	$640,753	$264,247	$300,494
Average monthly total yield [2]	1.37%	2.79%	1.88%
Average utilization [3]	74.2%	59.9%	61.1%
Average monthly rental rate [4]	1.85%	4.66%	3.08%

   Average rental equipment represents the cost of rental equipment excluding accessory equipment.  For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.
  Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment for the period.
  Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.
  Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent for the period.

Reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures

To supplement the Company’s financial data presented on a basis consistent with accounting principles generally accepted in the United States of America (“GAAP”), the Company presents “Adjusted EBITDA”, which is defined by the Company as net income before interest expense, provision for income taxes, depreciation, amortization, and share-based compensation.  The Company presents Adjusted EBITDA as a financial measure as management believes it provides useful information to investors regarding the Company’s liquidity and financial condition and because management, as well as the Company’s lenders, use this measure in evaluating the performance of the Company.

Management uses Adjusted EBITDA as a supplement to GAAP measures to further evaluate the Company’s period-to-period operating performance, compliance with financial covenants in the Company’s revolving lines of credit and senior notes and the Company’s ability to meet future capital expenditure and working capital requirements.  Management believes the exclusion of non-cash charges, including share-based compensation, is useful in measuring the Company’s cash available for operations and performance of the Company.  Because management finds Adjusted EBITDA useful, the Company believes its investors will also find Adjusted EBITDA useful in evaluating the Company’s performance.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of the Company’s profitability or liquidity. Adjusted EBITDA is not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. Unlike EBITDA, which may be used by other companies or investors, Adjusted EBITDA does not include share-based compensation charges.  The Company believes that Adjusted EBITDA is of limited use in that it does not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and does not accurately reflect real cash flow.  In addition, other companies may not use Adjusted EBITDA or may use other non-GAAP measures, limiting the usefulness of Adjusted EBITDA for purposes of comparison. The Company’s presentation of Adjusted EBITDA should not be construed as an inference that the Company will not incur expenses that are the same as or similar to the adjustments in this presentation. Therefore, Adjusted EBITDA should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. The Company compensates for the limitations of Adjusted EBITDA by relying upon GAAP results to gain a complete picture of the Company’s performance.  Because Adjusted EBITDA is a non-GAAP financial measure as defined by the SEC, the Company includes in the tables below reconciliations of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Reconciliation of Net Income to Adjusted EBITDA

(dollar amounts in thousands)	Three Months Ended March 31,		Twelve Months Ended March 31,
	2016	2015	2016	2015
Net income	$6,566	$6,846	$40,190	$44,684
Provision for income taxes	4,287	4,470	25,724	30,257
Interest	3,556	2,391	11,257	9,468
Depreciation and amortization	20,860	20,906	84,234	82,099
EBITDA	35,269	34,613	161,405	166,508
Share-based compensation	856	931	3,324	3,830
Adjusted EBITDA [1]	$36,125	$35,544	$164,729	$170,338
Adjusted EBITDA margin [2]	39%	39%	40%	41%

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities

(dollar amounts in thousands)	Three Months Ended March 31,		Twelve Months Ended March 31,
	2016	2015	2016	2015
Adjusted EBITDA [1]	$36,125	$35,544	$164,729	$170,338
Interest paid	(2,986)	(2,008)	(11,019)	(9,925)
Net income taxes paid	(706)	(316)	(2,888)	(22,252)
Gain on sale of used rental equipment	(2,966)	(2,869)	(11,999)	(15,737)
Gain on sale of property, plant and equipment	—	—	—	(812)
Foreign currency exchange loss (gain)	(151)	168	149	411
Change in certain assets and liabilities:
Accounts receivable, net	3,380	11,933	(2,522)	(6,290)
Income taxes receivable	11,000	—	—	—
Prepaid expenses and other assets	1,949	6,124	8,481	(10,154)
Accounts payable and other liabilities	(6,549)	(14,176)	(2,884)	6,265
Deferred income	536	220	7,465	7,671
Net cash provided by operating activities	$39,632	$34,620	$149,512	$119,515

  Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, and share-based compensation.
  Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues for the period.

FOR INFORMATION CONTACT:
Keith E. Pratt
Chief Financial Officer
925 606 9200